Exhibit 99.1

Synergy Health Limited (formerly Synergy Health plc) : Index to Financial Statements

Audited Consolidated Financial Statements for the Years Ended March 29, 2015, March 30, 2014 and March 31, 2013

Independent Auditors’ Report	1

Consolidated Income Statement	2

Consolidated Statement of Comprehensive Income	3

Consolidated Statement of Financial Position	4

Consolidated Cash Flow Statement	5

Consolidated Statement of Changes in Equity	6

Notes to the Consolidated Financial Statements	7

Independent Auditors’ Report

The Board of Directors

Synergy Health Limited (formerly Synergy Health plc)

We have audited the accompanying consolidated statements of financial position of Synergy Health Limited (formerly Synergy Health plc) and its subsidiaries as of 29 March 2015 and 30 March 2014 and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the years ended 29 March 2015, 30 March 2014 and 31 March 2013 and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Synergy Health Limited (formerly Synergy Health plc) and its subsidiaries as of 29 March 2015 and 30 March 2014 and the results of their operations and their cash flows for the years ended 29 March 2015, 30 March 2014 and 31 March 2013 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ KPMG LLP

Nottingham, United Kingdom

13 January 2016

Synergy Health Limited (formerly Synergy Health plc)

Consolidated income statement

For the periods ended March 29, 2015, March 30, 2014, and March 31, 2013

	Note	2015 £’000	2014 £’000	2013 £’000
Continuing operations
Revenue	3	408,824	380,453	361,248
Cost of sales		(233,761)	(224,729)	(220,516)

Gross profit		175,063	155,724	140,732
Administrative expenses
– Administration expenses excluding amortisation of acquired intangibles		(116,314)	(97,664)	(86,960)
– Amortisation of acquired intangibles		(8,606)	(8,557)	(9,062)

		(124,920)	(106,221)	(96,022)

Operating profit		50,143	49,503	44,710
Finance income	6	4,291	4,141	4,060
Finance costs	7	(10,855)	(10,751)	(10,799)

Net finance costs		(6,564)	(6,610)	(6,739)

Profit before tax	4	43,579	42,893	37,971
Income tax	8	(9,901)	(8,628)	(7,081)

Profit for the year		33,678	34,265	30,890

Attributable to:
Equity holders of the parent		33,569	33,949	30,620
Non-controlling interests		109	316	270

		33,678	34,265	30,890

Earnings per share
Basic	10	56.90p	57.81p	53.00p
Diluted	10	56.37p	57.05p	51.97p

Synergy Health Limited (formerly Synergy Health plc)

Consolidated statement of comprehensive income

For the periods ended March 29, 2015, March 30, 2014, and March 31, 2013

	Note	2015 £’000	2014 £’000	2013 £’000
Profit for the year		33,678	34,265	30,890

Other comprehensive income/(expense) for the year:
Items that are or may be reclassified to profit or loss
Exchange differences on translation of foreign operations		(9,838)	(17,844)	6,208
Cash flow hedges
– fair value movement in equity		(623)	(830)	(1,385)
– reclassified and reported in net profit		830	1,385	1,341
Related tax movements		(41)	(145)	—

		(9,672)	(17,434)	6,164

Items that will never be reclassified to profit or loss
Actuarial (loss)/gain on defined benefit pension plans	26	(6,491)	(3,066)	52
Related tax movements	19	1,296	159	(163)

		(5,195)	(2,907)	(111)

Other comprehensive (expense)/income for the year		(14,867)	(20,341)	6,053

Total comprehensive income for the year		18,811	13,924	36,943

Attributable to:
Equity holders of the parent		18,730	13,701	36,649
Non-controlling interests		81	223	294

		18,811	13,924	36,943

Synergy Health Limited (formerly Synergy Health plc)

Consolidated statement of financial position

At March 29, 2015 and March 30, 2014

	Note	2015 £’000	2014 £’000
Non-current assets
Goodwill	11	214,545	216,246
Other intangible assets	12	44,657	48,685
Property, plant and equipment	13	290,929	259,807
Investments		949	382
Trade and other receivables	16	1,940	3,020

Total non-current assets		553,020	528,140

Current assets
Inventories	14	12,887	13,477
Asset held for sale	15	3,192	2,765
Trade and other receivables	16	75,308	61,530
Cash and cash equivalents		36,952	33,811

Total current assets		128,339	111,583

Total assets		681,359	639,723

Capital and reserves attributable to the Group’s equity holders
Share capital	22	369	368
Share premium account		90,517	89,909
Translation reserve		14,898	24,708
Cash flow hedging reserve		(498)	(664)
Merger reserve		106,757	106,757
Retained earnings		145,582	123,025
Equity attributable to equity holders of the parent		357,625	344,103
Non-controlling interest		3,256	2,473

Total equity		360,881	346,576

Current liabilities
Interest-bearing loans and borrowings	17	3,230	3,935
Trade and other payables	20	78,049	68,412
Derivative financial instruments		623	830
Current tax liabilities		8,274	6,731
Short term provisions	21	1,570	2,472

Total current liabilities		91,746	82,380

Non-current liabilities
Interest-bearing loans and borrowings	17	194,787	177,455
Retirement benefit obligations	26	20,315	16,882
Deferred tax liabilities	19	5,307	7,529
Trade and other payables	20	338	913
Provisions	21	7,821	7,754
Deferred government grants		164	234

Total non-current liabilities		228,732	210,767

Total liabilities		320,478	293,147

Total equity and liabilities		681,359	639,723

Synergy Health Limited (formerly Synergy Health plc)

Consolidated cash flow statement

For the periods ended March 29, 2015, March 30, 2014, and March 31, 2013

	Note	2015 £’000	2014 £’000	2013 £’000
Profit for the year		33,678	34,265	30,890
Adjustments		62,653	60,768	60,159

Cash generated from operations		96,331	95,033	91,049
Income tax paid		(10,378)	(10,162)	(4,243)

Net cash generated from operating activities		85,953	84,871	86,806

Cash flows from investing activities
Acquisition of subsidiary – net of cash	23	(13,247)	(1,558)	(28,603)
Acquisition of investments		(495)	—	—
Purchases of property, plant and equipment		(61,727)	(39,243)	(47,562)
Purchase of intangible assets		(1,718)	(1,671)	(1,573)
Proceeds from sale of property, plant and equipment and investment property		1,742	647	2,367
Purchase of financial asset		—	—	(840)
Payment of pre-acquisition liabilities		(6,676)	—	(6,126)
Interest received		1,604	1,609	1,882

Net cash used in investing activities		(80,517)	(40,216)	(80,455)

Cash flows from financing activities
Dividends paid		(8,372)	(12,563)	(11,122)
Dividends paid to minority interest		(134)	(173)	—
Proceeds from borrowings		62,655	58,302	82,809
Repayment of borrowings		(45,504)	(70,643)	(89,506)
Repayment of hire purchase loans and finance leases		(2,944)	(2,349)	(2,711)
Interest paid		(7,052)	(6,836)	(7,508)
Proceeds from issue of shares		609	814	24,169
Proceeds from issue of shares – minority interest		416	1,105	—
Purchase of treasury shares		—	(3,046)	—

Net cash used in financing activities		(326)	(35,389)	(3,869)

Net increase in cash and bank overdrafts		5,110	9,266	2,482
Cash and bank overdrafts at beginning of period		32,263	25,189	21,986
Exchange differences		(421)	(2,192)	721

Cash and bank overdrafts at end of period		36,952	32,263	25,189

Cash generated from operations
Profit for the period		33,678	34,265	30,890
Adjustments for:
– depreciation		39,532	39,297	41,162
– amortisation of intangible assets		9,677	9,406	9,596
– equity-settled share-based payments		2,213	1,112	1,800
– gain on settlement of deferred consideration		—	—	(129)
– loss on sale of tangible fixed assets		931	1,463	100
– gain on sale of investment property		—	—	(601)
– curtailment and cessation gains on defined benefit pension schemes		(932)	(716)	(1,219)
– finance income		(4,291)	(4,141)	(4,060)
– finance costs		10,855	10,751	10,799
– income tax expense		9,901	8,628	7,081
Changes in working capital:
– inventories		(504)	1,349	3,331
– trade and other receivables		(241)	1,417	(898)
– trade, other payables and provisions		(4,488)	(7,798)	(6,803)

Cash generated from operations		96,331	95,033	91,049

Synergy Health Limited (formerly Synergy Health plc)

Consolidated statement of changes in equity

For the periods March 29, 2015, March 30, 2014, and March 31, 2013

	Share capital £’000	Share premium £’000	Treasury share reserve £’000	Merger reserve £’000	Cash flow hedging reserves £’000	Translation reserve £’000	Retained earnings £’000	Total attributable to equity holders of the parent £’000	Non- controlling interest £’000	Total equity £’000
Balance at 1 April 2012	346	64,952	—	106,757	(1,341)	36,275	83,842	290,831	822	291,653

Total comprehensive income:
Profit	—	—	—	—	—	—	30,620	30,620	270	30,890
Other comprehensive income:
Translation of foreign operations	—	—	—	—	—	6,184	—	6,184	24	6,208
Net movements on cash flow hedges	—	—	—	—	(44)	—	—	(44)	—	(44)
Actuarial movement net of tax	—	—	—	—	—	—	(111)	(111)	—	(111)

Total comprehensive income for the year	—	—	—	—	(44)	6,184	30,509	36,649	294	36,943

Transactions with owners of the Company recognised directly in equity:
Dividends paid	—	—	—	—	—	—	(11,122)	(11,122)	—	(11,122)
Non-controlling interest recognised on acquisition	—	—	—	—	—	—	—	—	191	191
Issue of shares	19	24,146	—	—	—	—	—	24,165	—	24,165
Share-based payments (net of tax)	—	—	—	—	—	—	2,545	2,545	—	2,545

Balance at 31 March 2013	365	89,098	—	106,757	(1,385)	42,459	105,774	343,068	1,307	344,375

Total comprehensive income:
Profit	—	—	—	—	—	—	33,949	33,949	316	34,265
Other comprehensive income:
Translation of foreign operations	—	—	—	—	—	(17,751)	—	(17,751)	(93)	(17,844)
Net movements on cash flow hedges	—	—	—	—	410	—	—	410	—	410
Actuarial movement net of tax	—	—	—	—	—	—	(2,907)	(2,907)	—	(2,907)

Total comprehensive income for the year	—	—	—	—	410	(17,751)	31,042	13,701	223	13,924

Transactions with owners of the Company recognised directly in equity
Dividends paid	—	—	—	—	—	—	(12,563)	(12,563)	—	(12,563)
Movement in non-controlling interest	—	—	—	—	—	—	—	—	(162)	(162)
Non-controlling interest recognised in the period	—	—	—	—	—	—	—	—	1,105	1,105
Issue of shares	3	811	—	—	—	—	—	814	—	814
Purchase of treasury shares	—	—	(3,046)	—	—	—	—	(3,046)	—	(3,046)
Issue / allocation of treasury of shares	—	—	3,046	—	—	—	(3,046)	—	—	—
Share-based payments (net of tax)	—	—	—	—	—	—	2,129	2,129	—	2,129
Transfers	—	—	—	—	311	—	(311)	—	—	—

Balance at 30 March 2014	368	89,909	—	106,757	(664)	24,708	123,025	344,103	2,473	346,576

Total comprehensive income:
Profit	—	—	—	—	—	—	33,569	33,569	109	33,678
Other comprehensive income:
Translation of foreign operations	—	—	—	—	—	(9,810)	—	(9,810)	(28)	(9,838)
Net movements on cash flow hedges	—	—	—	—	166	—	—	166	—	166
Actuarial movement net of tax	—	—	—	—	—	—	(5,195)	(5,195)	—	(5,195)

Total comprehensive income for the year	—	—	—	—	166	(9,810)	28,374	18,730	81	18,811

Transactions with owners of the Company recognised directly in equity:
Dividends paid	—	—	—	—	—	—	(8,372)	(8,372)	—	(8,372)
Movement in non-controlling interest	—	—	—	—	—	—	—	—	(122)	(122)
Non-controlling interest recognised in the period	—	—	—	—	—	—	—	—	803	803
Non-controlling interest recognised in the period: acquisition	—	—	—	—	—	—	—	—	21	21
Issue of shares	1	608	—	—	—	—	—	609	—	609
Share-based payments (net of tax)	—	—	—	—	—	—	2,555	2,555	—	2,555

Balance at 29 March 2015	369	90,517	—	106,757	(498)	14,898	145,582	357,625	3,256	360,881

The cash flow hedging reserve debit of £498,000 (2014: £664,000 debit and 2013: £1,385,000 debit) represents the fair value gains and losses on hedging arrangements that are effective and qualify for cash flow hedge accounting. The brought forward reserve of £664,000 debit (2014: £1,385,000 debit) unwound during the year and revaluation of existing instruments at the balance sheet date gave rise to the closing reserve. The movement on cash flow hedges credit of £166,000 (2014: £410,000) includes a £41,000 debit (2014: £145,000 debit) relating to deferred taxation.

The share-based payment credit of £2,555,000 (2014: £2,129,000 and 2013 £2,545,000) includes a debit of £2,000 (2014: debit £357,000 and 2013: credit £358,000) relating to deferred taxation and a credit of £344,000 (2014: credit £1,374,000 and 2013: credit £527,000) relating to current taxation.

The accompanying accounting policies and notes form part of these financial statements.

Synergy Health Limited (formerly Synergy Health plc)

Notes to the consolidated financial statements

For the period ended March 29, 2015, March 30, 2014 and March 31, 2013

1 General information

Synergy Health Limited (formerly Synergy Health plc) (‘the Company’) and its subsidiaries (together ‘the Group’) deliver a range of specialist outsourced services to healthcare providers and other customers concerned with health management. The Company is registered in the United Kingdom under company registration number 3355631 and its registered office is Ground Floor Stella, Windmill Hill Business Park, Whitehill Way, Swindon, Wilts SN5 6NX.

The financial statements are rounded to the nearest thousand pounds and have been prepared and approved by the Directors in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board (‘IASB’).

The information for the years ended 29 March 2015, 30 March 2014, and 31 March 2013 do not constitute the company’s statutory accounts for the years ended 29 March 2015, 30 March 2014, or 31 March 2013, but are derived from those accounts. Statutory accounts for those years have been delivered to the registrar of companies. The auditor has reported on those accounts; their reports were (i) unqualified, (ii) did not include a reference to any matters to which the auditor drew attention by way of emphasis without qualifying their report and (iii) did not contain a statement under section 498 (2) or (3) of the Companies Act 2006.

2 Accounting policies

Basis of accounting

The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company (its subsidiaries) made up to the nearest weekend to 31 March each year.

Basis of consolidation

Control is achieved where the Company has the power to govern the financial and operating policies of an investee entity so as to obtain benefits from its activities.

The results of subsidiaries acquired or disposed of during the year are included in the consolidated income statement from the effective date of acquisition or up to the effective date of disposal, as appropriate. Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies used in line with those used by the Group. All intra-Group transactions, balances, income and expenses are eliminated on consolidation.

Jointly-controlled entities are those entities over whose activities the Group has joint control established by contractual agreement. The consolidated financial statements include the Group’s proportionate share of the entities’ assets, liabilities, revenue and expenses, with items of a similar nature on a line-by-line basis, from the date that joint control commences until the date that joint control ceases.

Measurement convention

The financial statements are prepared on the historical cost basis except as disclosed in the accounting policies set out below.

Going concern

In adopting the going concern basis for preparing the financial statements the Directors have considered the Group’s business activities, the financial position of the Group and its cash flows and borrowing requirements, and the Group’s principal risks and uncertainties. The Directors have also reviewed the funding arrangements put in place by STERIS to support the Group. Based on the Group’s cash flow forecasts and projections, the Board is satisfied that sufficient funding will be available from STERIS to enable the Group to continue in operational existence for the foreseeable future. For this reason the Group continues to adopt the going concern basis in preparing its consolidated financial statements.

Business combinations

The Group applies IFRS 3 (revised) ‘Business combinations’ in accounting for business combinations. The acquisition of subsidiaries is accounted for using the purchase method. The cost of the acquisition is measured at the aggregate of the fair values, at the date of exchange, of assets given, liabilities incurred or assumed and equity instruments issued by the Group in exchange for control of the acquiree. The acquiree’s identifiable assets, liabilities and contingent liabilities that meet the conditions for recognition are recognised at their fair value at the acquisition date. Provisional fair value allocations are reviewed and if necessary adjusted no later than one year from the acquisition date. Costs that the Group incurs in connection with a business combination, other than those associated with the issue of debt or equity securities, are expensed as incurred.

Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable and represents amounts receivable for goods and services provided in the normal course of business, net of discounts, VAT and other sales related taxes.

The principal activity of the Group is the provision of services. The services rendered are discrete and routine in nature and are typically completed in a short period of time. Revenue is recognised once the service has been completed and where goods are supplied once the Group has transferred the significant risks and rewards of ownership of the goods to the buyer. The Group does not participate in activities that give rise to the need to make judgements over the stage of completion of a particular service for the purposes of recognising revenue.

Non-recurring items

Non-recurring income and expenses are those items that are one-off in nature and create significant volatility in reported earnings and are therefore reported separately in the income statement.

Retirement benefit costs

Payments to defined contribution retirement benefit schemes are charged as an expense as they fall due. Payments made to state-managed retirement benefit schemes are dealt with as payments to defined contribution schemes where the Group’s obligations under the schemes are equivalent to those arising in a defined contribution retirement benefit scheme.

For defined benefit schemes the cost of providing benefits is determined using the Projected Unit Credit Method, with actuarial valuations being carried out at each balance sheet date. Actuarial gains and losses are recognised in full in the period in which they occur and presented in the consolidated statement of comprehensive income. Past service cost is recognised immediately to the extent that the benefits are already vested.

2 Accounting policies continued

The retirement benefit obligation recognised in the balance sheet represents the present value of the defined benefit obligation as adjusted for unrecognised past service cost, and as reduced by the fair value of scheme assets. Any asset resulting from this calculation is limited to past service cost plus the present value of available refunds and reductions in future contributions to the scheme.

Finance charges and income

Interest charges and income are accounted for on an accruals basis. Financing transaction costs that relate to financial liabilities are charged to interest expense by reference to the effective interest rate method and are recognised within the carrying value of the related financial liability on the balance sheet. Fees paid for the arrangement of credit facilities are recognised through the finance expense over the term of the facility. Where assets or liabilities on the Group balance sheet are carried at net present value, the increase in the amount due to unwinding the discount is recognised as a finance expense or finance income as appropriate.

Taxation

The tax expense represents the sum of the tax currently payable and deferred tax.

The tax currently payable is based on the taxable profit for that year. Taxable profit differs from profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. Furthermore, as the Group operates in many jurisdictions and is subject to tax audits which are complex and can take several years to conclude, the accrual for current tax includes provisions for uncertain tax positions which require estimates for each matter and the exercise of judgement in respect of the interpretation of tax laws and the likelihood of challenge of historic tax positions. As amounts provided in any year could differ from the eventual tax liabilities, subsequent adjustments may arise which may have a material impact on the Group’s tax rate and / or cash payments. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the liability method. Deferred tax liabilities are recognised for taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised.

Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries and joint ventures except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax is not recognised on taxable temporary differences arising on the initial recognition of goodwill or for temporary differences arising from the initial recognition of assets and liabilities in a transaction that is not a business combination and that affect neither accounting nor taxable profit.

Deferred tax is calculated at the tax rates that have been enacted or substantively enacted by the balance sheet date. Deferred tax is charged or credited in the income statement, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same tax authority and the Group intends to settle its current tax assets and liabilities on a net basis.

Dividends

Final dividends are recorded in the financial statements in the period in which they are approved by the Group’s shareholders. Interim dividends are recorded in the period in which they are approved and paid.

Intangible assets

Goodwill

Goodwill arising on consolidation represents the excess of the cost of acquisition over the Group’s interest in the fair value of the identifiable assets and liabilities of a subsidiary at the date of acquisition. Goodwill is initially recognised at cost and is subsequently measured at cost less any accumulated impairment losses. Goodwill is reviewed for impairment at least annually. Any impairment is recognised immediately in the income statement.

2 Accounting policies continued

Other intangible assets

Intangible assets acquired by the Group are initially capitalised at fair value as at the date of the acquisition, and subsequently stated at carrying value less accumulated amortisation and impairment losses. Intangible assets are amortised from the date they are available for use. Amortisation is charged to the income statement on a straight-line basis over their estimated useful lives as follows:

Customer-related intangibles	5–15 years
Trade names	10 years

Costs incurred in setting up long term agreements are capitalised as intangible assets and amortised over the life of the contract to which the costs relate. Technology licences are amortised from the date that they generate economic benefit and over the period of that benefit.

Property, plant and equipment

Land and buildings

The Group’s policy is not to revalue property for accounting purposes.

Depreciation

Depreciation is charged so as to write off the cost of tangible non-current assets (excluding cobalt), less estimated residual values, over their estimated useful lives in equal annual instalments as follows:

Freehold land	Not depreciated	Plant and machinery	3–20 years
Freehold property	50 years	Office equipment	3–5 years
Leasehold improvements	Period of lease	Cobalt	15 years
Assets in the course on construction	Not depreciated	Circulating inventory	1–5 years

Cobalt is depreciated over 15 years; the reducing balance method is used for the first eight years, then the residual net book value is depreciated on a straight-line basis over seven years. This method has been selected to align the depreciation charge with the radioactive decay profile of the Cobalt-60 isotope. Potential decommissioning costs are also capitalised and amortised over 15 years. A corresponding provision is recognised in the balance sheet on acquisition.

Circulating inventory mainly comprises linen textile assets provided to customers on a rental service basis. Assets held under finance leases are depreciated over their expected useful lives on the same basis as owned assets or, where shorter, over the term of the relevant lease.

Assets held under leases

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

Assets held under hire purchase contracts are recognised as assets of the Group at their fair value or, if lower, the present value of the minimum lease payments, each determined at the inception of the lease. The corresponding liability to the lessor is included in the balance sheet as a finance lease obligation. Lease payments are apportioned between finance charges and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability.

Rentals payable under operating leases are charged to income on a straight-line basis over the term of the relevant lease. Benefits received and receivable as an incentive to enter into an operating lease are also spread on a straight-line basis over the lease term.

Impairment of tangible and intangible assets

At each balance sheet date the Group reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. An intangible asset with an indefinite useful life is tested for impairment annually and whenever there is an indication that the asset may be impaired.

2 Accounting policies continued

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (cash-generating unit) is reduced to its recoverable amount. Any impairment in value is recognised in the income statement.

Investment property

Investment properties are properties (land and buildings) which are held either to earn rental income or for capital appreciation or for both. Investment properties are stated at cost less accumulated depreciation. Depreciation is charged so as to write off the cost of the buildings over 50 years. Land is not depreciated.

Inventories

Inventories are stated at the lower of cost and net realisable value. Cost comprises direct materials and, where applicable, direct labour costs and those overheads that have been incurred in bringing the inventories to their present location and condition. Net realisable value represents the estimated selling price less all estimated costs of completion and costs to be incurred in marketing, selling and distribution.

Provisions

Provisions are recognised when the Group has a present obligation as a result of past event, and it is probable that the Group will be required to settle that obligation. Provisions are measured at the Director’s best estimate of the expenditure required to settle the obligation at the balance sheet date, and are discounted to present value where appropriate.

Financial instruments

Financial assets and financial liabilities are recognised on the Group’s balance sheet when the Group becomes a party to the contractual provisions of the instrument.

Trade receivables

Trade receivables are non-derivative financial assets which arise when the Group provides goods or services directly to a third party, and where there is no intention of trading the financial asset. The receivables are initially recognised at fair value. They are subsequently measured at amortised cost using the effective interest method, less provision for impairment. Any change in their value through impairment or reversal of impairment is recognised in the income statement.

2 Accounting policies continued

Provision against trade receivables is made when objective evidence is received that the Group will not be able to collect all amounts due to it in accordance with the original terms of those receivables. The amount of the write down is determined as the difference between the asset’s carrying amount and the present value of estimated future cash flows.

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and demand deposits and other short term highly liquid investments that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value.

Overdrafts that are repayable on demand and form an integral part of the Group’s cash management are netted off against cash.

Financial liabilities and equity instruments

Financial liabilities and equity instruments are classified according to the substance of the contractual arrangements entered into. An equity instrument is any contract that evidences a residual interest in the assets of the Group after deducting all of its liabilities.

Bank borrowings

Interest-bearing bank loans and overdrafts are initially recorded at fair value, net of direct issue costs. Finance charges, including premiums payable on settlement or redemption and direct issue costs, are accounted for on an accrual basis in profit or loss using the effective interest rate method and are added to the carrying amount of the instrument to the extent that they are not settled in the period in which they arise.

Trade payables

Trade payables are initially measured at fair value and are subsequently measured at amortised cost using the effective interest rate method.

Equity instruments

Equity instruments issued by the Company are recorded at the proceeds received net of direct issue costs.

Derivative financial instruments and hedge accounting

The Group’s activities expose it to the financial risks of changes in foreign currency exchange rates and interest rates. The Group uses floating to fixed interest rate swaps and foreign exchange forward contracts to manage these exposures. Some of these contracts are designated as cash flow hedges under IAS 39 ‘Financial instruments: recognition and measurement’. The Group does not use derivative financial instruments for speculative purposes. Derivative financial instruments are measured at fair value.

Changes in the fair value of derivative financial instruments that are designated and effective as hedges of future cash flows or against net investment in overseas subsidiaries are recognised directly in equity and any ineffective portion is recognised immediately in the income statement. If the cash flow hedge of a firm commitment or forecasted transaction results in the recognition of a non-financial asset or liability, then, at the time the asset or liability is recognised, the associated gains or losses on the derivative that had previously been recognised in equity are included in the initial measurement of the asset or liability. For hedges that do not result in the recognition of an asset or a liability, amounts deferred in equity are recognised in the income statement in the same period in which the hedged item affects net profit or loss.

Changes in the fair value of derivative financial instruments that do not qualify for hedge accounting are recognised in the income statement as they arise.

Hedge accounting is discontinued when the hedging instrument expires, or is sold, terminated, or exercised, or no longer qualifies for hedge accounting. At that time any cumulative gain or loss on the hedging instrument recognised in equity is retained in equity until the forecasted transaction occurs. If a hedged transaction is no longer expected to occur, the net cumulative gain or loss recognised in equity is transferred to the income statement.

Derivatives embedded in other financial instruments or other host contracts are treated as separate derivatives when their risks and characteristics are not clearly related to those of the host contracts and the host contracts are not carried at fair value, with gains or losses reported in the income statement.

2 Accounting policies continued

Foreign currencies

The individual financial statements of each Group company are presented in the currency of the primary economic environment in which it operates (its functional currency). For the purpose of the consolidated financial statements, the results and financial position of each Group company are expressed in pounds Sterling, which is the functional currency of the Company, and the presentation currency for the consolidated financial statements.

In preparing the financial statement of the individual companies, transactions in currencies other than the entity’s functional currency (foreign currencies) are recorded at rates of exchange prevailing at the dates of the transactions. At each balance sheet date monetary assets and liabilities that are denominated in foreign currencies are retranslated at the rates prevailing on the balance sheet date. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Exchange differences arising on the settlement of monetary items, and on the retranslation of monetary items, are included in the income statement.

In order to manage its exposure to certain foreign exchange risks, the Group enters into forward contracts and options (see above for the details of the Group’s accounting policies in respect of such derivative financial instruments).

For the purpose of presenting consolidated financial statements, the assets and liabilities of the Group’s foreign operations are translated at exchange rates prevailing on the balance sheet date. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuate significantly during that period, in which case the exchange rates at the date of transactions are used. Exchange differences arising, if any, are classified as equity and transferred to the Group’s translation reserve.

2 Accounting policies continued

Share-based payments

The Group has applied the requirements of IFRS 2 ‘Share-based payments’. In accordance with the transitional provisions, IFRS 2 has been applied to all grants of equity instruments after 7 November 2002 that were unvested at 3 April 2005.

The Group issues equity-settled share-based payments to certain employees. Equity-settled share-based payments are measured at fair value (excluding the effect of non-market-based vesting conditions) at the date of grant. The fair value of each award is expensed on a straight-line basis over the vesting period, based on the Group’s estimate of shares that will eventually vest and adjusted for the effect of non-market-based vesting conditions. The level of vesting is reviewed annually; the charge is adjusted to reflect actual and estimated levels of vesting.

Fair value is measured by use of a Black-Scholes model except for the Long Term Incentive Plan awards which are subject to a Total Shareholder Return performance condition where a model following similar principles to the Monte Carlo approach is used. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions and behavioural considerations.

Critical accounting estimates and judgements

The preparation of financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses. Where estimates and associated assumptions are made they are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Key areas of judgement, and estimate uncertainty, are set out below.

•	Impairment tests have been undertaken with respect to goodwill (note 11) using commercial judgement and a number of assumptions and estimates have been made to support their carrying amounts. Sensitivity analysis as at 29 March 2015 has indicated that no reasonably foreseeable change in the key assumptions used in the impairment model will result in a significant impairment charge being recorded in the financial statements. In addition, a more detailed review has been carried out on certain Group assets, focusing on whether these assets required impairment. Following the review, no impairment was judged to be required.

•	The designation of certain items of income and of cost as ‘non-recurring’ in nature, and their separate disclosure as such in the primary statements of the Group’s consolidated accounts. The recognition of certain contingent transaction costs and their assessed likelihood to materialise, as measured against known delivery milestones.

•	In relation to the Group’s property, plant and equipment (note 13), useful economic lives and residual values of assets have been established using historical experience and an assessment of the nature of the assets involved.

•	In relation to the Group’s cobalt provision, costs of future disposal are based on contractual arrangements with third parties and latest disposal cost estimates.

•	The Group’s cobalt depreciation policy is based on the actual physical decay of the cobalt-60 isotope.

•	In relation to the Group’s defined benefit pension schemes, actuarial assumptions are established using relevant market benchmark data and with the advice of external qualified actuaries. Pension deficit valuations are most sensitive to changes in the underlying discount rate and inflation assumptions.

•	Customer-related intangibles that are acquired as part of an acquisition are valued based on the forecast discounted cash flows arising from these customers taking account of historically observed customer attrition rates.

•	The Group operates in a number of countries, all of which have their own tax legislation. Deferred tax assets and liabilities are recognised at the current tax rate which may not be the tax rate at which they unwind. The Group has available tax losses, some of which have been recognised and some of which have not, based upon management’s judgement of the ability of the Group to utilise those losses.

2 Accounting policies continued

Adoption of new standards:

Except for the changes below, the Group has consistently applied the accounting policies set out in this note to all periods presented in these consolidated financial statements.

The Group has adopted the following new standards or amendments to standards, including any consequential amendments to other standards, with a date of initial application of 1 January 2014. There was no material impact on the financial performance or position of the Group.

+	Amendments to IFRS 10 ‘Consolidated financial statements’.

+	Amendments to IFRS 11 ‘Joint arrangements’.

+	Amendments to IFRS 12 ‘Disclosure of interests in other entities’,

A number of new standards, amendments to standards and interpretations are effective for annual periods beginning after 1 January 2015 and have not been applied in preparing these consolidated financial statements. None of these are expected to have a significant effect on the consolidated financial statements of the Group. The Group chose not to adopt any of the above standards and interpretations early. The Group chose not to adopt any of the above standards and interpretations early.

3 Segmental information

The Group is organised into three operating segments: Applied Sterilisation Technologies and Laboratory Services (‘AST’), Healthcare Services (‘HS’), and Healthcare Solutions (‘HCS’). This represents a change from the reportable segments adopted in previous years, following a restructuring of the Group’s internal organisation on 1 April 2014. The comparative information disclosed below for previous periods has been restated.

Information on these segments is reported to the chief operating decision maker (‘CODM’) for the purposes of resource allocation and assessment of performance. The chief operating decision maker has been identified as the Board of Directors. The CODM monitors the performance of the operating segments based on adjusted operating profit, being operating profit excluding the impact of amortisation on acquired intangibles and non-recurring items.

Segment information is presented below.

	AST 2015 £’000	HS 2015 £’000	HCS 2015 £’000	Total 2015 £’000
Revenue from external customers	137,496	175,832	95,496	408,824
Segment profit	47,294	18,351	6,575	72,220
Segment depreciation	17,963	6,086	15,483	39,532
Segment assets	435,501	151,373	94,485	681,359

	AST 2014 £’000	HS 2014 £’000	HCS 2014 £’000	Total 2014 £’000
Revenue from external customers	120,378	158,738	101,337	380,453
Segment profit	41,045	16,781	9,371	67,197
Segment depreciation	16,741	6,349	16,207	39,297
Segment assets	410,296	124,189	105,238	639,723

	AST 2013 £’000	HSS 2013 £’000	HCS 2013 £’000	Total 2013 £’000
Revenue from external customers	112,375	142,868	106,005	361,248
Segment profit	39,132	14,895	8,299	62,326
Segment depreciation	16,342	6,747	18,073	41,162
Segment assets	425,416	133,416	109,920	668,752

The table below reconciles the total segment profit above, to the Group’s operating profit and profit before tax:

	2015 £’000	2014 £’000	2013 £’000
Total segment profit	72,220	67,197	62,326
Unallocated amounts:
– Corporate expenses	(7,659)	(5,883)	(6,113)
– Non-recurring costs	(5,812)	(3,254)	(2,441)
Amortisation of acquired intangibles	(8,606)	(8,557)	(9,062)

Operating profit	50,143	49,503	44,710
Net finance costs	(6,564)	(6,610)	(6,739)

Profit before tax	43,579	42,893	37,971

IFRS 8 ‘Operating Segments’ requires the Group to disclose information about the extent of its reliance on its major customers. The Group has no single customer making up more than 10% of total revenues.

3 Segmental information continued

The table below analyses the Group’s revenue from external customers, and non-current assets other than financial instruments, deferred taxation and rights under insurance, by geography:

	2015		2014		2013
	Revenue £’000	Non-current assets £’000	Revenue £’000	Non-current assets £’000	Revenue £’000	Non-current assets £’000
UK	160,610	144,360	147,859	146,191	144,866	145,623
Netherlands	82,306	100,042	92,528	116,200	95,296	125,827
USA	82,702	48,969	76,009	41,793	59,904	44,484
Rest of World	83,206	259,649	64,057	223,956	61,182	245,599

	408,824	553,020	380,453	528,140	361,248	561,533

4 Profit before tax

Profit before tax has been arrived at after charging/(crediting):

	2015 £’000	2014 £’000	2013 £’000
Depreciation of property, plant and equipment	39,532	39,297	41,162
Amortisation of acquired intangible assets	8,606	8,557	9,062
Amortisation of purchased intangible assets	1,071	849	534
Cost of inventories recognised as expense	37,768	33,027	32,918
Staff costs (note 5)	152,749	142,386	139,089
Foreign exchange gain/(loss)	118	140	(238)
Auditors’ remuneration for audit services	477	448	469

In the period to 29 March 2015, net non-recurring items and acquisition-related costs of £5.8 million were charged in arriving at operating profit. Acquisition-related professional fees and other costs amounted to £4.5 million. The most significant component of this was £2.9 million relating to the proposed combination with STERIS. Operational and restructuring costs of £2.5 million primarily relate to the settlement of prior period claims and facility closure costs in the Dutch Linen business. The table below provides further details:

£’000
Costs incurred on the acquisition and disposal of businesses	4,515
Operational and restructuring costs	2,510
Gain on disposal of property	(281)
Gain on curtailment of retirement benefit scheme	(932)

2015 non-recurring charge	5,812

In the period to 30 March 2014, net non-recurring items and acquisition-related costs of £3,3 million were charged in arriving at operating profit. £1.4 million related to acquisition transaction fees. The most significant component of this cost was £0.6 million (net of the reimbursement of costs under an exclusivity agreement) relating to an ultimately unsuccessful acquisition. Within the Netherlands, we have incurred restructuring costs of £1.8 million on the closure of two laundries and two wash centres, along with the conversion of a laundry to a wash centre. The table below provides further details:

£’000
Closure of certain operating and manufacturing facilities	1,820
Costs incurred on the acquisition and disposal of businesses	1,353
Other	81

2014 non-recurring charge	3,254

4 Profit before tax continued

In the period to 31 March 2013, net non-recurring items and acquisition-related costs of £2.4 million were charged in arriving at operating profit. Transaction costs incurred on the acquisition of businesses were recognised in the income statement. These costs related primarily to the acquisition of SRI. During the period the Group incurred costs in restructuring both SRI, and the linen business in the Netherlands. These costs related mainly to employee termination payments and property costs. The table below provides further details:

£’000
Closure of certain operating and manufacturing facilities	3,000
Cessation gain on defined benefit pension scheme	(699)
Costs incurred on the acquisition and disposal of businesses	473
Gain on disposal of investment property	(437)
Contingent consideration on acquisitions	(129)
Other	233

2013 non-recurring charge	2,441

5 Staff costs

The average number of monthly employees employed by the Group during the year, including Executive Directors, was as follows:

	2015 Number	2014 Number	2013 Number
Production	4,457	4,028	4,262
Selling and distribution	311	328	278
Administration	849	751	716

	5,617	5,107	5,256

Their aggregate remuneration comprised:

	2015 £’000	2014 £’000	2013 £’000
Wages and salaries	130,158	123,162	118,943
Social security costs	14,080	12,316	13,003
Share-based payments	2,213	1,112	1,800
Other pension costs	6,298	5,796	5,343

Total staff costs	152,749	142,386	139,089

6 Finance income

	2015 £’000	2014 £’000	2013 £’000
Interest on bank deposits	1,734	1,673	1,883
Interest income on defined benefit pension scheme assets	2,557	2,468	2,177

Total financing income	4,291	4,141	4,060

7 Finance costs

	2015 £’000	2014 £’000	2013 £’000
On bank loans and overdrafts	7,091	7,164	6,901
Finance charges in respect of hire purchase loans	278	247	436
Other interest payable and similar charges	340	194	171

Total external borrowing costs	7,709	7,605	7,508
Unwinding of discount on provisions	—	94	82
Interest on defined benefit plan obligations	3,146	3,052	3,209

Total financing cost	10,855	10,751	10,799

8 Taxation

	2015 £’000	2014 £’000	2013 £’000
Current tax:
UK tax	4,775	4,414	4,010
Overseas tax	9,576	8,707	3,990
Adjustment in respect of prior years	(2,285)	(2,507)	(2,516)

Total current tax	12,066	10,614	5,484

Deferred tax:
Origination and reversal of temporary differences	(2,235)	(919)	1,010
Adjustment in respect of prior years	70	(228)	958
Effect of rate change	—	(839)	(371)

Total deferred tax	(2,165)	(1,986)	1,597

Total tax in income statement	9,901	8,628	7,081

UK corporation tax is calculated at 21% (2014: 23% and 2013: 24%) of the estimated assessable profit for the year. Taxation for overseas operations is calculated at the local prevailing rates.

The UK corporation tax rate reduced from 23% to 21% (effective from 1 April 2014) and 20% (effective from 1 April 2015). These changes were substantively enacted on 2 July 2013. This will reduce the Company’s future current tax charge accordingly. The deferred tax liability at 29 March 2015 has been calculated based on the rate of 20% substantively enacted at the balance sheet date.

The charge for the year can be reconciled to the profit before tax per the income statement as follows:

	2015 £’000	2014 £’000	2013 £’000
Profit before tax	43,579	42,893	37,971

Tax at the UK corporation tax rate of 23% (2013: 24% and 2012: 26%))	9,152	9,865	9,113
Effect of:
Expenses not deductible for tax purposes and other permanent differences	2,112	553	(94)
Different tax rates on overseas earnings	943	592	373
Overseas withholding tax	(3)	116	—
Adjustment in respect of prior years	(2,215)	(2,735)	(1,550)
Effect of change in UK corporation tax rate	98	(629)	(296)
Changes in the recognition of tax losses	(186)	866	(465)

Tax charge for year	9,901	8,628	7,081

9 Dividends

	2015 £’000	2014 £’000
Amounts recognised as distributions to equity holders in the period:
Final dividend for the period ended 31 March 2013 of 12.80p per share	—	7,521
Interim dividend for the period ended 30 March 2014 of 8.57p per share	—	5,042
Final dividend for the period ended 30 March 2014 of 14.20p per share	8,372	—

	8,372	12,563

As a result of the proposed combination with STERIS, the Board chose not to pay an interim dividend, and was not proposing to pay a final dividend (2014: 14.20p). The Board will continue to keep its dividend policy under review.

10 Earnings per share

	2015 £’000	2014 £’000	2013 £’000
Earnings
Earnings for the purposes of basic earnings per share being net profit attributable to equity holders of the parent	33,569	33,949	30,620

	Shares ’000	Shares ’000	Shares ’000
Number of shares
Weighted average number of ordinary shares for the purposes of basic earnings per share	58,998	58,726	57,769
Effect of dilutive potential ordinary shares:
Share options	554	784	1,148

Weighted average number of ordinary shares for the purposes of diluted earnings per share	59,552	59,510	58,917

Earnings per ordinary share
Basic	56.90p	57.81p	53.00p
Diluted	56.37p	57.05p	51.97p

	£’000	£’000	£’000
Adjusted earnings per share
Operating profit	50,143	49,503	44,710
Amortisation of acquired intangible assets	8,606	8,557	9,062
Non-recurring items	5,812	3,254	2,441

Adjusted operating profit	64,561	61,314	56,213
Net finance costs	(6,564)	(6,610)	(6,739)

Adjusted profit on ordinary activities before taxation	57,997	54,704	49,474
Taxation on adjusted profit on ordinary activities	(13,346)	(12,933)	(11,319)
Non-controlling interest	(109)	(316)	(270)

Adjusted net profit attributable to equity holders of the parent	44,542	41,455	37,885

Adjusted basic earnings per share	75.50p	70.59p	65.58p
Adjusted diluted earnings per share	74.80p	69.66p	64.30p

11 Goodwill

£’000
Cost and carrying amount
At 31 March 2013	223,453
Exchange differences	(8,427)
Recognised on acquisition of businesses	1,220

At 30 March 2014	216,246
Exchange differences	(8,441)
Recognised on acquisition of businesses	6,740

At 29 March 2015	214,545

Goodwill acquired on a business combination is allocated at acquisition to the cash-generating units that are expected to benefit from that business combination. As set out in note 3 there was a restructuring of the Group’s internal reorganisation on 1 April 2014 and goodwill has been reallocated to reflect this. The reallocation has been made based on the service line to which the goodwill was most closely associated with and the allocation is as shown below. This table also provides the assumptions used by management in assessing the carrying value of these amounts.

	2015					2014
	Pre-tax discount rate (%)	Mid-term growth rates (%)	Perpetuity growth rates (%)	£’000		Pre-tax discount rate (%)	Mid-term growth rates (%)	Perpetuity growth rates (%)	£’000
AST segment	7.9	5 to 10	2.0	161,696	UK & Ireland segment	8.2	8.0	2.0	61,955
HS segment	8.2	5 to 10	2.0	28,531	Europe & Middle East segment	8.1	4.0	2.0	117,101
HCS segment	8.2	2 to 5	2.0	24,318	Americas segment	8.3	10.0	2.0	15,558
					Asia & Africa segment	8.3	8.0	2.0	21,632

				214,545					216,246

The Group tests goodwill for impairment annually or more frequently if there are indications that goodwill might be impaired. An impairment test is a comparison of the carrying value of the assets of a segment to their recoverable amount based on a value in use calculation. An impairment results where the recoverable amount is less than the carrying value. During the year the goodwill for each segment was separately assessed and tested for impairment, with £nil (2014: £nil) impairment charges resulting. In addition, a more detailed review has been carried out on the carrying value of the Dutch Linen and Chinese Sterilisation business assets, focusing on whether these assets required impairment. Following the review, no impairment was judged to be required (2014: no impairment).

As part of testing goodwill for impairment, detailed forecasts of operating cash flows for a period of five years are derived from the most recent financial forecasts approved by management. Cash flows for the period beyond the financial forecasts are extrapolated based on estimates of future growth rates as disclosed above. For each segment the future growth rates used in the recoverable amount calculation do not exceed the long-term average growth rates for the markets to which each segment is dedicated.

Discount rates have been calculated based on pre-tax rates that reflect current market assessments of the time value of money and the risks specific to the segment. In determining the discount rate management have sought to arrive at a pre-tax weighted average cost of capital using the capital asset pricing model to determine the cost of equity and then weighting the overall cost of capital for the Group by equity and debt. The discount rates applied to each specific cash-generating unit are set out in the table above.

A number of key assumptions are used as part of impairment testing. These key assumptions are made by management reflecting past experience combined with their knowledge as to future performance and relevant external sources of information. In determining the recoverable amount of each segment the key assumptions are discount rate, mid and long-term growth rate, future sales prices and volumes, new business won and the cost structure of each business. Sensitivity analysis performed on these key assumptions as at 29 March 2015 and 30 March 2014 did not reveal any reasonably possible change which could result in recoverable amounts falling below carrying amounts.

12 Other intangible assets

	Trade name £’000	Customer contracts and relationships £’000	Other Intangibles £’000	Total £’000
Cost
At 31 March 2013	9,877	83,351	10,442	103,670
Exchange differences	—	—	1,671	1,671
Transfers	—	—	709	709
Additions	—	1,654	—	1,654
Acquired on acquisition of businesses	(322)	(3,301)	(58)	(3,681)

At 30 March 2014	9,555	81,704	12,764	104,023
Exchange differences	—	—	1,718	1,718
Transfers	—	—	369	369
Additions	—	3,351	730	4,081
Acquired on acquisition of businesses	(377)	(2,028)	—	(2,405)

At 29 March 2015	9,178	83,027	15,581	107,786

Amortisation
At 31 March 2013	6,652	38,595	2,134	47,381
Exchange differences	1,099	7,458	849	9,406
Charge for the year	(218)	(1,231)	—	(1,449)

At 30 March 2014	7,533	44,822	2,983	55,338
Exchange differences	915	7,651	1,111	9,677
Charge for the year	(296)	(1,590)	—	(1,886)

At 29 March 2015	8,152	50,883	4,094	63,129

Carrying amount
At 29 March 2015	1,026	32,144	11,487	44,657
At 30 March 2014	2,022	36,882	9,781	48,685
At 31 March 2013	3,225	44,756	8,308	56,289

Amortisation of intangible assets is included in administrative expenses in the income statement. Other intangibles includes capitalised software, £369,000 (2014:£709,000) which was transferred from property, plant and equipment during the period ended 30 March 2014.

13 Property, plant and equipment

	Land and buildings £’000	Plant, machinery and office equipment £’000	Cobalt £’000	Circulating inventory £’000	Assets in course of construction £’000	Total £’000
Cost
At 31 March 2013	110,015	175,787	98,916	66,016	11,744	462,478
Additions	2,655	6,091	10,690	14,330	3,908	37,674
Exchange differences	(549)	(11,963)	(4,141)	(18,130)	(77)	(34,860)
Disposals	2,734	2,027	—	—	(9,659)	(4,898)
Transfers	(5,874)	(7,577)	(9,227)	(2,947)	(611)	(26,236)

At 30 March 2014	108,981	164,365	96,238	59,269	5,305	434,158
Additions	8,230	14,658	12,582	17,389	9,258	62,117
Exchange differences	(2,074)	(2,384)	(2,459)	(10,657)	(1,058)	(18,632)
Acquisitions	9,919	5,939	—	—	—	15,858
Disposals	(3,320)	(7,412)	(4,764)	(1,242)	591	(16,147)
Transfers	8	692	—	—	(1,338)	(638)

At 29 March 2015	121,744	175,858	101,597	64,759	12,758	476,716

Accumulated depreciation and impairment
At 31 March 2013	28,928	80,604	37,279	35,962	—	182,773
Charge for the year	7,958	8,975	8,474	13,890	—	39,297
Exchange differences	(428)	(11,421)	(4,136)	(16,765)	—	(32,750)
Disposals	(196)	(1,280)	—	52	—	(1,424)
Transfers	(1,779)	(4,840)	(5,236)	(1,690)	—	(13,545)

At 30 March 2014	34,483	72,038	36,381	31,449	—	174,351
Charge for the year	4,381	12,806	8,722	13,623	—	39,532
Disposals	(1,561)	(2,265)	(2,460)	(9,673)	—	(15,959)
Transfers	—	(269)	—	—	—	(269)
Exchange differences	(1,959)	(5,698)	(2,660)	(1,551)	—	(11,868)

At 29 March 2015	28,928	80,604	37,279	35,962	—	182,773

Carrying amount
At 29 March 2015	86,400	99,246	61,614	30,911	12,758	290,929
At 30 March 2014	74,498	92,327	59,857	27,820	5,305	259,807
At 31 March 2013	81,087	95,183	61,637	30,054	11,744	279,705

The carrying amount of the Group’s plant and equipment includes an amount of £14.4 million (2014: £11.2 million) in respect of assets held under hire purchase loan contracts.

At the balance sheet date, the Group had no land and buildings assets pledged to secure banking facilities or other loans granted to the Group (2014: land and buildings assets with a carrying value of £nil).

At 29 March 2015, the Group had entered into contractual commitments for the acquisition of property, plant and equipment amounting to £4.1 million (2014: £2.4 million).

Included in the cost of property, plant and equipment is £nil (2014: £805,000) of capitalised interest.

At the end of the period ended 30 March 2014 the Group transferred a recently vacated property from property plant and equipment to current assets as an asset held for sale. Immediately prior to this reclassification, the asset carrying value was adjusted to its estimated fair value less costs to sell. The asset was held at a carrying value of £2,765,000.

14 Inventories

	2015 £’000	2014 £’000
Raw materials	2,330	4,131
Work-in-progress	1,360	225
Finished goods	7,897	8,336
Process consumables	1,300	785

	12,887	13,477

The value of stock recognised as cost of sales is shown in note 4. The write down of inventories to net realisable value amounted to £158,000 (2014: £193,000). The write down is included in cost of sales.

15 Asset held for sale

£’000
At 31 March 2013	—
Transfer in the year	2,765

At 30 March 2014	2,765
Exchange differences	427

At 29 March 2015	3,192

At both the start and the end of the period the Group held a US office building in current assets as an asset held for sale. This asset was and still is expected to be disposed of outside the Group within the next twelve months.

16 Trade and other receivables

	2015 £’000	2014 £’000
Current
Amounts receivable for the sale of goods and services	62,514	50,697
Other receivables	2,795	3,947
Prepayments and accrued income	9,999	6,886

	75,308	61,530
Non-current
Other receivables	566	1,508
Prepayments	1,374	1,512

	1,940	3,020

Total	77,248	64,550

The average credit period taken on sales of goods and services is 53 days (2014: 51 days). The Directors consider that the carrying amounts of trade and other receivables approximate their fair value.

17 Interest-bearing loans and borrowings

This note provides information about the contractual terms of the Group’s interest-bearing loans and borrowings. For more information about the Group’s exposure to interest rate and foreign currency risk, see note 18. The Directors consider that the carrying amount of the Group’s interest-bearing loans and borrowings approximates to their fair value.

	2015 £’000	2014 £’000
Current liabilities
Bank loans	572	348
Bank overdrafts	—	1,548
Other interest-bearing loans	—	—
Finance lease liabilities	2,658	2,039

	3,230	3,935

Long-term liabilities
Bank loans	146,051	126,512
Other interest-bearing loans	43,829	48,381
Finance lease liabilities	4,907	2,562

	194,787	177,455

Total	198,017	181,390

17 Interest-bearing loans and borrowings continued

Analysis of borrowings by currency

	Total £’000	Sterling £’000	Euros £’000	US Dollars £’000
2015
Bank loans	146,623	20,341	38,905	87,377
Other interest-bearing loans	43,829	10,000	33,829	—
Finance lease liabilities	7,565	5,616	1,949	—

	198,017	35,957	74,683	87,377

2014
Bank loans	126,860	21,902	37,957	67,001
Bank overdrafts	1,548	1,417	—	131
Other interest-bearing loans	48,381	10,000	38,381	—
Finance lease liabilities	4,601	4,601	—	—

	181,390	37,920	76,338	67,132

The weighted average interest rates paid were as follows:

	2015%	2014%
Bank overdrafts	2.3	2.3
Bank and other loans	2.9	2.9

Terms and debt repayment schedule

On 2 August 2011, the Group entered into new Revolving Credit Facilities with a club of banks. The new Revolving Credit Facilities were used to refinance the Group’s previous syndicated loan facility of £160 million, which had been due for repayment on 15 January 2012. The new Revolving Credit Facilities comprise one facility of £105 million, and a second facility of €130 million. Both Facilities are unsecured and attract a floating rate of interest, although fixing arrangements have been entered into as described in note 18.

On 13 September 2012, the Group issued a US Private Placement note with a value of €20.6 million. The Private Placement note is due for repayment in September 2019.

On 11 September 2013, the Group issued two further US Private Placement notes, one with a value of £10 million and the other with a value of €25.1million. The Private Placement notes are due for repayment in September 2020.

At 29 March 2015, the Group had available £54.5 million of undrawn committed borrowing facilities. In addition, the Group had an undrawn overdraft facility of £10 million which it expects to renew during the financial year.

Financial liabilities gross maturity

The following are the contractual cash flows of financial liabilities, including interest payments:

2015	Carrying value £’000	Total £’000	0–6 months £’000	6–12 months £’000	1–3 years £’000	>3 years £’000
Trade payables	27,618	27,618	27,618	—	—	—
Non-trade payables and accrued expenses	49,412	49,412	49,412	—	—	—
Contingent consideration	1,357	1,469	1,011	33	131	294
Bank loans less than one year	572	581	296	285	—	—
Bank overdrafts	—	—	—	—	—	—
Other interest-bearing loans less than one year	—	—	—	—	—	—
Finance leases less than one year	2,658	2,682	1,341	1,341	—	—
Bank loans greater than one year	146,051	149,239	977	977	147,043	242
Other interest-bearing loans greater than one year	43,829	51,906	788	788	3,151	47,179
Finance leases greater than one year	4,907	5,484	—	—	3,273	2,211

Financial liabilities (excluding derivative instruments)	276,404	288,391	81,443	3,424	153,598	49,926
Derivative financial assets	623	623	623	—	—	—

Financial liabilities	277,027	289,014	82,066	3,424	153,598	49,926

17 Interest-bearing loans and borrowings continued

Financial liabilities gross maturity continued

2014	Carrying value £’000	Total £’000	0–6 months £’000	6–12 months £’000	1–3 years £’000	>3 years £’000
Trade payables	17,169	17,169	17,169	—	—	—
Non-trade payables and accrued expenses	51,030	51,030	51,030	—	—	—
Contingent consideration	1,126	1,269	33	222	652	362
Bank loans less than one year	348	348	348	—	—	—
Bank overdrafts	1,548	1,548	1,548	—	—	—
Other interest-bearing loans less than one year	—	—	—	—	—	—
Finance leases less than one year	2,039	2,088	1,295	793	—	—
Bank loans greater than one year	126,512	131,623	857	857	129,909	—
Other interest-bearing loans greater than one year	48,381	58,883	868	868	3,471	53,676
Finance leases greater than one year	2,562	2,738	47	47	2,644	—

Financial liabilities (excluding derivative instruments)	250,715	266,696	73,195	2,787	136,676	54,038
Derivative financial assets	830	830	830	—	—	—

Financial liabilities	251,545	267,526	74,025	2,787	136,676	54,038

Finance lease liabilities

Finance lease liabilities are payable as follows:

	2015			2014
	Minimum lease payments £’000	Interest £’000	Principal £’000	Minimum lease payments £’000	Interest £’000	Principal £’000
Less than one year	2,682	24	2,658	2,088	49	2,039
Between one and five years	5,484	577	4,907	2,738	176	2,562

	8,166	601	7,565	4,826	225	4,601

All finance lease liabilities are contracted at fixed rates of interest, in both years.

18 Financial instruments

Financial instruments carried at fair value are required to be measured by reference to the following levels:

Level 1: quoted prices in active markets for identical assets or liabilities

Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices)

Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

All financial instruments carried at fair value have been measured by a Level 2 valuation method, with the exception of contingent consideration which is measured by a Level 3 valuation method.

a) Financial risk management objectives and policies

The Group’s principal financial instruments, other than derivatives, comprise bank loans, finance leases and cash. The main purpose of these financial instruments is to raise finance for the Group’s operations. The Group also has various other financial instruments such as trade receivables and trade payables, which arise directly from its operations.

18 Financial instruments continued

The Group also enters into derivative transactions, primarily interest rate swaps and forward currency contracts. The purpose is to manage the interest rate and currency risks arising from the Group’s operations and its sources of finance.

It is, and has been throughout the period under review, the Group’s policy that no trading in financial instruments shall be undertaken. The main risks arising from the Group’s financial instruments are interest rate risk, foreign currency risk, credit risk and liquidity risk. The Board reviews and agrees policies for managing each of these risks and they are summarised below.

b) Interest rate risk

The Group is subject to fluctuations in interest rates on its loans and surplus cash deposits. At 29 March 2015 and 30 March 2014 the Group held hedging arrangements in order to fix the interest charge on $35.0 million of its bank debt.

The swap arrangements cover:

Debt covered	Fixed rate	Expiry
$35 million	2.5%	31 March 2016

Amounts to be paid or received under these arrangements will be recognised in the interest expense consistent with the terms of the agreement. The expiry of each agreement is disclosed in the table above.

The arrangements are fully effective in fixing the interest on the underlying debt. In revaluing them to fair value, the Group has recognised £623,000 (2014: £830,000) in current liabilities and equity, net of the associated deferred tax amount.

18 Financial instruments continued

The following table demonstrates the sensitivity to a reasonably possible change in interest rates on the element of the total Group interest which is not subject to fixed interest arrangements. The reasonable change is based on the difference between current market interest rates and two year forward rates:

	Increase/(decrease) in basis points	Effect on profit after tax and equity £’000
2015	5/(5)	(52)/52
2014	32/(32)	(261)/261

c) Foreign currency risk

The Group’s principal currency exposures are to fluctuations in the exchange rate between Sterling and the Euro and between Sterling and the US Dollar. The Group’s policy is to ensure that the proportion of interest cost in each currency is consistent with the proportion of earnings in that currency. By arranging its affairs in this manner, the Group seeks to ensure that there is no disproportionate impact on its results as a result of exchange rate movements.

During the 12 months to March 2015 the average exchange rate for Sterling against the Euro strengthened by 8% in comparison with the 12 month average to March 2014. An 8% weakening in the average exchange rate for Sterling against the Euro over the entire year to March 2015 would have resulted in decreased adjusted operating profit of £1.9 million (2014: a 3% strengthening, which would have led to an increase of £0.8 million). This analysis assumes that all other variables remain constant. An 8% strengthening in the average exchange rate for Sterling against the Euro would have an equal but opposite effect.

During the 12 months to March 2015 the average exchange rate for Sterling against the US Dollar has strengthened by 1% in comparison to the 12 month average to March 2014. A 1% weakening in the average exchange rate for Sterling against the US Dollar over the entire year to March 2015 would have resulted in reduced adjusted operating profit of £0.1 million (2014: a 1% weakening, which would have led to a reduction of £0.0 million). This analysis assumes all other variables remain constant. A 1% strengthening in the average exchange rate for Sterling against the US Dollar would have an equal but opposite effect.

Where the Group subsidiaries make significant purchases in non-functional currencies, such as US and Canadian Dollars, the Group enters into forward exchange currency contracts to manage this exposure. The Group utilises currency derivatives to hedge significant future transactions and cash flows in foreign currencies and is a party to a variety of foreign currency forward contracts in the management of its exchange rate exposures. The instruments purchased are denominated in the functional currencies of the Group’s trading entities and its suppliers.

The Group does not trade in derivatives. The derivatives held hedge-specific exposures and have maturities designed to match the exposures they are hedging. It is the intention to hold the financial instruments giving rise to the exposure and the underlying hedged item until maturity and therefore no net gain or loss is expected to be realised.

Additionally, the Group holds net Euro and US Dollar denominated loans in UK companies totalling £72.7 million and £87.4 million respectively (2014: £76.3 million and £67.1 million respectively). This represents a fully effective designated net investment hedge against the first £72.7 million of the Group’s Euro denominated net assets of £129.2 million and £87.4 million of the Group’s US Dollar denominated net assets of £127.4 million (2014: £76.3 million of £133.2 million and £67.1 million of £76.6 million). The revaluation of these loans resulted in a gain of £4.7 million (2014: gain of £2.0 million) which has been posted to the translation reserve.

18 Financial instruments continued

d) Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Group’s receivables from customers. The Group has no significant concentration of credit risk, with exposure spread over a large number of counterparties and customers. The Group’s credit risk is primarily attributable to its trade receivables. The amounts presented in the balance sheet are net of allowances for impairment. The Group’s principal financial assets are bank balances and cash, and trade and other receivables. The credit risk on liquid funds and derivative financial instruments is limited because the counterparties are banks with high credit ratings assigned by international credit rating agencies.

Management has credit policies in place to manage risk and to monitor exposure to risk on an ongoing basis. These include the use of customer-specific credit limits based on third party credit reports and in cases of customer default or requests for credit above agreed limits the use of pro forma invoices to secure payment in advance of delivery. Given these factors and based on extensive past experience, the Group believes that its financial assets are of good credit quality.

The carrying amount of financial assets represents the maximum credit exposure. Therefore, the maximum exposure to credit risk at the balance sheet date was £102,827,000 (2014: £89,963,000) being the total trade and other receivables and cash and cash equivalents in the balance sheet. The Group’s customer base mainly comprises major medical device companies, commercial distributors, NHS Trusts and healthcare providers, including public sector, private sector and charitable organisations, throughout the world. No single customer or top 10 customer grouping accounts for a significant proportion of the Group’s trade receivables. The Group has in place an insurance policy to cover the majority of its UK export customers.

18 Financial instruments continued

Credit quality of trade receivables and impairment losses

At the balance sheet date, the ageing of trade receivables was:

Group	2015 £’000	2014 £’000
Current	46,773	35,697
1–30 days overdue	9,874	9,276
31–60 days overdue	2,537	2,269
61–90 days overdue	1,820	1,382
More than 90 days overdue	1,510	2,073

	62,514	50,697

Financial assets are reviewed for impairment at the balance sheet date and a full provision for impairment is made against trade receivables that are not considered to be recoverable. The total provision against trade receivables at the period end was £313,000 (2014: £645,000), of which the majority relates to amounts more than 90 days overdue.

No further analysis has been provided for cash and cash equivalents, trade receivables from Group companies, other trade receivables and other financial assets as there is limited exposure to credit risk and no provisions for impairment have been recognised.

Liquidity risk

Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due. Details of the maturity of the Group’s financial liabilities are given in note 17.

Capital management

The Group’s objectives when managing capital are:

i.	to safeguard the entity’s ability to continue as a going concern so that it can continue to provide returns for shareholders and benefits to other stakeholders, and

ii.	to provide an adequate return to shareholders by (a) pricing products and services commensurate with the level of risk and (b) ensuring that returns on new investment programmes will maintain or increase shareholder returns.

The Group manages its capital structure and makes adjustments to it in light of changes in economic conditions. To maintain or adjust the capital structure, the Group may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares, if required. No changes were made in the objectives, policies or processes during the periods ended 29 March 2015 and 30 March 2014.

The table below presents the quantitative data for the components the Group manages as capital:

	2015 £’000	2014 £’000
Shareholders’ funds	357,625	344,103
Finance leases	7,565	4,601
Bank loans	146,623	126,860
Other interest-bearing loans	43,829	48,381
Bank overdrafts	—	1,548

	555,642	525,493

19 Deferred tax

The following are the major deferred tax liabilities and assets recognised by the Group and movements thereon during the current and prior reporting period:

	Accelerated capital allowances £’000	Recognition of intangibles £’000	Share-based payments £’000	Other temporary differences £’000	Pension schemes £’000	Total £’000
At 31 March 2013	11,530	7,995	(1,960)	(5,217)	(3,669)	8,679
Charge/(credit) to income	145	(2,182)	(115)	(350)	516	(1,986)
Charge/(credit) to equity and other comprehensive income	—	—	357	145	(159)	343
Acquired with business during the period	—	583	—	—	—	583
Transfer from other liabilities	—	—	—	—	(45)	(45)
Exchange differences	(27)	—	—	—	(18)	(45)

At 30 March 2014	11,648	6,396	(1,718)	(5,422)	(3,375)	7,529
Charge/(credit) to income	(541)	(1,041)	(443)	(594)	454	(2,165)
Charge/(credit) to equity and other comprehensive income	—	—	2	41	(1,296)	(1,253)
Acquired with business during the period	974	918	—	—	—	1,892
Exchange differences	(536)	208	—	(427)	59	(696)

At 29 March 2015	11,545	6,481	(2,159)	(6,402)	(4,158)	5,307

The Group has deferred tax assets of £4,410,000 (2014: £4,802,000) in respect of capital and trading tax losses that have not been recognised as their recoverability is uncertain. Deferred tax assets and liabilities have been offset where appropriate.

The UK corporation tax rate reduced from 23% to 21% (effective from 1 April 2014) and 20% (effective from 1 April 2015). These changes were substantively enacted on 2 July 2013. The deferred tax liability at 29 March 2015 has been calculated based on the rate of 20% substantively enacted at the balance sheet date.

20 Trade and other payables

	2015 £’000	2014 £’000
Current
Trade payables	27,618	17,169
Deferred contingent consideration	1,019	213
Non-trade payables and accrued expenses	49,412	51,030

	78,049	68,412
Non-current
Deferred contingent consideration	338	913

	78,387	69,325

Trade payables and accruals principally comprise amounts outstanding for trade purchases and ongoing costs. The average credit period taken for trade purchases is 48 days (2014: 44 days).

The Directors consider that the carrying amount of trade payables approximates to their fair value.

21 Provisions

	Cobalt disposal costs £’000	Other provisions £’000	Total £’000
At 30 March 2014	5,877	4,349	10,226
Additional provision in the year	241	627	868
Unwinding of discounting	—	—	—
Utilised in the year	(144)	(2,418)	(2,562)
Acquired with businesses during the period	—	1,007	1,007
Exchange differences	(12)	(136)	(148)

At 29 March 2015	5,962	3,429	9,391

Included in non-current liabilities	5,962	1,859	7,821
Included in current liabilities	—	1,570	1,570

	5,962	3,429	9,391

The cobalt disposal cost provision recognises a decommissioning liability in respect of radioactive isotopes of cobalt used at certain of the Group’s AST sites. This provision is being utilised as the cobalt to which the provision relates reaches the end of its useful economic life.

Other provisions include provisions against vacated properties and other restructuring costs. These are expected to unwind over the next one to five years.

22 Share capital

	2015 £’000	2014 £’000
Allotted, called up and fully paid	369	368

During the year, the Company issued 213,644 ordinary shares (2014: 646,711 ordinary shares) of 0.625p in respect of options exercised under share option schemes. Proceeds amounted to £609,000 (2014: £814,000). The difference between the total consideration and the total nominal value of shares issued has been credited to the share premium account.

The holders of ordinary shares are entitled to receive dividends from time to time and are entitled to one vote per share at meetings of the Group.

23 a) Acquisition of subsidiary – IDtek

On 3 November 2014, the Group acquired 70% of the issued share capital of IDtek Track-and-Trace SA (‘IDtek’), a company incorporated in Switzerland, gaining control of the company and its subsidiaries.

IDtek provides RFID-led solutions to a wide range of industries including energy and automotive sectors, and it is our intention to utilise its expertise and intellectual property to develop new services for the healthcare market.

The provisional fair value of the net assets acquired and the related consideration were as follows:

Provisional fair value £’000
Property, plant and equipment	13
Intangible assets	730
Inventories	33
Trade and other receivables	533
Cash and cash equivalents	288
Trade and other payables	(497)
Corporation tax payable	(53)
Long-term payables	(202)
Minority interest	(21)

Fair value of assets acquired	824

Cash consideration	2,286
Deferred consideration	426

Total consideration	2,712

Goodwill arising on acquisition	1,888

The goodwill arising on the acquisition of the business is attributable to the synergies generated following the integration of IDtek into the Group, and has been allocated to the HS segment.

In accordance with IFRS 3 (revised) ‘Business combinations’, management have made adjustments to the book value of net assets acquired to arrive at the fair values disclosed above.

Total transaction costs of £97,000 were incurred in the acquisition and were expensed within non-recurring items and acquisition-related costs.

Summary of cash flows:

£’000
Cash consideration	2,286
Cash acquired with business	(288)

1,998

Summary of deferred consideration:

£’000
At acquisition	426
Foreign exchange movement	32

As at 29 March 2015	458

23 b) Acquisition of subsidiary – Bioster

On 15 May 2014, the Group acquired the entire issued share capital of Bioster S.p.A. and associated companies (‘Bioster’).

Bioster Group operates ethylene oxide and electron beam sterilisation facilities in Italy, Slovakia and the Czech Republic, providing sterilisation services to the medical device, pharmaceutical and packaging industries. In addition, it operates an HS business in Italy.

The provisional fair value of the net assets acquired and the related consideration were as follows:

Provisional fair value £’000
Property, plant and equipment	15,845
Intangible assets	3,351
Investments	9
Inventories	80
Trade and other receivables	11,871
Cash and cash equivalents	280
Borrowing due within one year	(3,517)
Trade and other payables	(14,952)
Corporation tax payable	(122)
Bank overdraft	(1,902)
Borrowings due after one year	(4,073)
Other provisions	(1,007)
Deferred taxation liabilities	(1,892)

Fair value of assets acquired	3,971

Cash consideration	9,020
Deferred contingent consideration	(597)

Total consideration	8,423

Goodwill arising on acquisition	4,452

The goodwill arising on the acquisition of the business is attributable to the assembled workforce and the synergies generated following the integration of Bioster into the Group and has been allocated to the AST segment.

In accordance with IFRS 3 (revised) ‘Business combinations’, management have made adjustments to the book value of net assets acquired to arrive at the fair values disclosed above. The most significant of these adjustments include recognition of intangible assets (customer lists), the recognition of deferred taxation liabilities, and the application of IFRS to the recognition of assets under finance leases and the associated finance lease liabilities.

Total transaction costs of £375,000 were incurred in the acquisition of Bioster and were expensed within non-recurring items and acquisition-related costs.

During the period, the Bioster Group contributed £15,000,000 to revenue and £1,794,000 to operating profit.

Summary of cash flows:

£’000
Cash consideration	9,020
Cash acquired with business	1,622

10,642

Summary of deferred contingent consideration:

£’000
At acquisition	(597)
Foreign exchange movement	66

As at 29 March 2015	(531)

23 c) Prior period acquisition of subsidiary – Genon

On 31 January 2014, the Group acquired the entire issued share capital of Genon Laboratories Limited (‘Genon’), a company incorporated in England, as part of its strategy to expand the scale of its laboratory services business.

The fair value of the net assets acquired and the related consideration were as follows:

Fair value £’000
Intangible assets	1,331
Inventories	10
Trade and other receivables	264
Cash and cash equivalents	670
Trade and other payables	(424)
Deferred taxation liabilities	(266)

Fair value of assets acquired	1,585

Cash consideration	2,025
Deferred consideration	20
Contingent consideration	500

Total consideration	2,545

Goodwill arising on acquisition	960

The goodwill arising on the acquisition of the business is attributable to the assembled workforce and the synergies generated following the integration of Genon into the Group.

In accordance with IFRS 3 (revised) ‘Business combinations’, management have made adjustments to the book value of net assets acquired to arrive at the fair values disclosed above. The most significant of these is the recognition of intangible assets (customer lists).

Total transaction costs of £46,000 were incurred in the acquisition and were expensed within non-recurring items and acquisition-related costs. During the period, the Genon business contributed £931,000 to revenue and £429,000 to operating profit.

Summary of cash flows:

£’000
Cash consideration	2,025
Cash acquired with business	(670)

1,355

Summary of deferred contingent consideration:

£’000
At acquisition and 29 March 2015	520

23 d) Prior period acquisition of subsidiary – SH Logistics

As part of the acquisition of Isotron plc and its group in 2007, the Group obtained a 50% interest in a jointly-controlled entity, Synergy Health Logistics B.V. (previously named Isotron Logistics B.V.) (‘SH Logistics’), whose principal activity is the provision of logistics consultancy and which is incorporated and operates in the Netherlands.

On 1 April 2013, the Group purchased the remaining 50% of the issued share capital of SH Logistics from the joint venture partner.

The fair value of the net assets acquired and the related consideration were as follows:

Fair value £’000
Cash and cash equivalents	8

Fair value of assets acquired	8

Cash consideration	134
Deferred consideration	134

Total consideration	268

Goodwill arising on acquisition	260

The goodwill arising on the acquisition is attributable to the assembled workforce and the synergies generated following the integration of the remaining 50% of the business into the Group.

Total transaction costs of £18,000 were incurred in the acquisition and were expensed within non-recurring items and acquisition-related costs. During the period, the Group’s increased ownership of the SH Logistics business contributed £455,000 to revenue and £114,000 to operating profit.

Summary of cash flows:

£’000
Cash consideration	134
Cash acquired with business	(8)

126

Summary of deferred consideration:

£’000
At acquisition	134
Amounts paid	(129)
Exchange difference	(5)

As at 29 March 2015	—

24 Operating lease arrangements

	2015 £’000	2014 £’000
Minimum lease payments under operating leases recognised in income for the year	6,398	6,348

At the balance sheet date, the Group had outstanding commitments for future minimum lease payments under non-cancellable operating leases, which fall due as follows:

	2015 £’000	2014 £’000
In one year or less	6,823	6,758
Between one and five years	16,724	16,823
In five years or more	19,850	19,301

	43,397	42,882

Operating lease payments represent rentals payable by the Group for certain of its properties, vehicles and equipment.

25 Share-based payments

The Group recognised total expenses of £2,213,000 related to share-based payment transactions in the period (2014: £1,112,000). The Group has operated seven separate share option schemes in the past. By the start of the previous period, this had fallen to only four.

The Executive Share Option Scheme 2007

This scheme was adopted on 3 July 2007 and was approved by the Inland Revenue on 12 July 2007. It is administered by the Board and is open to all employees, and to Directors who devote not less than 25 hours per week to their duties.

Options are exercisable at a price equal to the average quoted market price of the Company’s shares on the three dealing days prior to the date of grant. The vesting period is three years. If the options remain unexercised after a period of 10 years from the date of grant, the options expire. Options are forfeited if the employee leaves the Group before the options vest except in the case of retirement, redundancy or similar situations.

Options granted to a participating individual are Approved options to the extent that, when taken together with any other Approved options held by that individual, they do not exceed £30,000 in value. Any option granted in excess of that figure is Unapproved.

Exercise of the options is subject to performance conditions determined by the Remuneration Committee linked to a sustained and significant improvement in the underlying financial performance of the Company over a three-year period. Options granted during the year will vest in accordance with an increase in the Company’s earnings per share, adjusted for the amortisation of acquired intangibles, and non-recurring items.

25 Share-based payments continued

Details of the share options outstanding during the year are as follows:

	2015		2014
	Number of share options (£)	Weighted average exercise price (£)	Number of share options (£)	Weighted average exercise price (£)
Outstanding at beginning of period	89,122	7.27	157,444	7.36
Forfeited during the period	(4,296)	7.96	(15,198)	7.96
Exercised during the period	(15,961)	7.22	(53,124)	7.33

Outstanding at end of period	68,865	7.24	89,122	7.27

Exercisable at end of period	68,865	7.24	89,122	7.27

The weighted average share price at the date of exercise for share options exercised during the period was £20.00 (2014: £11.47).

The options outstanding at 29 March 2015 were exercisable at prices between £5.05 and £7.96 and had a weighted average remaining contractual life of 2.9 years (2014: 3.9 years). No options were granted in the period ended 29 March 2015, or in the period ended 30 March 2014.

The approved share option plan was adopted on 13 July 2001 and was approved by the Inland Revenue on 3 August 2001. It is administered by the Board and was open to all employees, and to Directors who devote not less than 25 hours per week to their duties. No further options will be granted under this scheme.

Options are exercisable at a price equal to the average quoted market price of the Company’s shares on the three dealing days prior to the date of grant. The vesting period is between three and four years. If the options remain unexercised after a period of 10 years from the date of grant, the options expire. Options are forfeited if the employee leaves the Group before the options vest.

25 Share-based payments continued

The approved share option plan continued

Details of the share options outstanding during the year are as follows:

	2015		2014
	Number of share options (£)	Weighted average exercise price (£)	Number of share options (£)	Weighted average exercise price (£)
Outstanding at beginning of period	—	—	4,413	3.86
Forfeited during the period	—	—	—	—
Exercised during the period	—	—	(4,413)	3.86

Outstanding at end of period	—	—	—	—

Exercisable at end of period	—	—	—	—

The ‘Phantom’ Performance Share Plan (‘Phantom PSP’)

The Phantom PSP was adopted by the Group in a similar manner to the PSP scheme following the acquisition of Isotron plc. It was available to certain overseas employees of the Group. No new options will be granted under this scheme. The scheme was cash-settled.

Details of the share options outstanding during the year are as follows:

	2015		2014
	Number of share options (£)	Weighted average exercise price (£)	Number of share options (£)	Weighted average exercise price (£)
Outstanding at beginning of period	—	—	1,066	0.83
Forfeited during the period	—	—	—	—
Exercised during the period	—	—	(1,066)	0.83

Outstanding at end of period	—	—	—	—

Exercisable at end of period	—	—	—	—

The Performance Share Plan (‘PSP’)

Following the acquisition of Isotron plc, the Group allowed members of the Isotron PSP scheme to roll forward their entitlement into an identical scheme based on Synergy shares. No new options will be granted under this scheme.

Details of the share options outstanding during the year are as follows:

	2015		2014
	Number of share options (£)	Weighted average exercise price (£)	Number of share options (£)	Weighted average exercise price (£)
Outstanding at beginning of period	2,886	0.83	5,699	0.83
Forfeited during the period	—	—	(602)	0.83
Exercised during the period	—	—	(2,211)	0.83

Outstanding at end of period	2,886	0.83	2,886	0.83

Exercisable at end of period	2,886	0.83	2,886	0.83

The options outstanding at 29 March 2015 were exercisable at an exercise price of £0.83 and had a weighted average remaining contractual life of 1.33 years (2014: 2.3 years). No options were granted in the period ended 29 March 2015, or in the period ended 30 March 2014.

The Save As You Earn scheme

The Save As You Earn scheme was adopted on 13 July 2001 and is open to all UK employees and full-time Directors who have at least six months’ service with the Group. Options are granted for a period of either three, five or seven years.

Options are exercisable at a price equal to the average quoted market price of the Company’s shares on the three dealing days prior to the date of grant discounted by 20%. Options are forfeited if the employee leaves the Group before the options vest except in the case of retirement, redundancy or similar situations.

25 Share-based payments continued

Details of the share options outstanding during the year are as follows:

	2015		2014
	Number of share options (£)	Weighted average exercise price (£)	Number of share options (£)	Weighted average exercise price (£)
Outstanding at beginning of period	341,557	7.49	331,025	6.93
Granted during the period	—	—	114,144	6.93
Forfeited during the period	(14,491)	8.08	(39,802)	7.34
Exercised during the period	(75,259)	6.55	(63,810)	6.29

Outstanding at end of period	251,807	7.74	341,557	7.49

Exercisable at end of period	—	—	—	—

The weighted average share price at the date of exercise for share options exercised during the period was £19.98 (2014: £12.22).

The options outstanding at 29 March 2015 were exercisable at prices between £5.27 and £8.41 and had a weighted average remaining contractual life of 2.4 years (2014: 2.9 years). During the year ended 29 March 2015 no options were granted.

The Long-Term Incentive Plan (‘LTIP’)

The LTIP for executive Directors and senior executives was approved at the Annual General Meeting on 28 June 2005 and is described in the Annual Report on Remuneration.

Details of the share options outstanding during the year are as follows:

	2015		2014
	Number of share options (£)	Weighted average exercise price (£)	Number of share options (£)	Weighted average exercise price (£)
Outstanding at beginning of period	1,124,633	0.01	1,575,573	0.01
Granted during the period	238,643	0.01	274,545	0.01
Forfeited during the period	(245,523)	0.01	(202,332)	0.01
Exercised during the period	(122,424)	0.01	(523,153)	0.01

Outstanding at end of period	995,329	0.01	1,124,633	0.01

Exercisable at end of period	94,281	0.01	72,953	0.01

The weighted average share price at the date of exercise for share options exercised during the period was £13.99 (2014: £11.21). The options outstanding at 29 March 2015 were exercisable at a price of £0.01, being the nominal value of the ordinary shares, and had a weighted average remaining contractual life of 7.9 years (2014: 8.1 years).

During the year ended 29 March 2015 options were granted on 20 June, 25 June, 11 July, 14 July and 15 July 2014. The aggregate of the estimated fair values of the options granted on these dates that were expected to vest was £1.5 million. During the year ended 30 March 2014 options were granted on 1 August 2013. The aggregate of the estimated fair values of the options granted on this date that were expected to vest was £0.6 million. The weighted average fair value of options granted in the year is £6.45 (2014: £2.38).

25 Share-based payments continued

The fair value of an award of shares under the LTIP has been adjusted to take into account Total Shareholder Return (‘TSR’) as a market-based performance condition, using a pricing model that takes into account expectations about volatility and the correlation of share price returns in the comparator group. The model follows similar principles as the Monte Carlo approach and takes into account that TSR vesting and share price performance are not independent.

The inputs into the fair value models are as follows:

	2015	2014
Weighted average share price	£14.05	£11.16
Weighted average exercise price	£0.01	£0.01
Expected volatility	18.00%	17.60%
Expected life in years	3.0	3.0
Risk free rate	1.46%	0.62%
Dividend yield	1.94%	1.93%

Expected volatility was determined by calculating the historical volatility of the Group’s share price over the previous three years at the date of grant. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions and behavioural considerations.

26 Retirement benefit schemes

Defined contribution schemes

The Group contributes towards a number of defined contribution and stakeholder schemes. The assets of these schemes are administered by trustees and held in funds independent from the assets of the Group.

The total cost charged to income of £5,158,000 (2014: £4,709,000) represents contributions payable to these schemes by the Group at rates specified in the rules of the plans.

Defined benefit schemes

The Group participates in seven defined benefit pension schemes: three in the UK, one in the Netherlands, two in Germany, and one in Switzerland. In addition, the Group participates in a multi-employer scheme in the Netherlands. These schemes expose the Group to actuarial risks such as: market (investment) risk, interest rate risk, inflation risk, currency risk and longevity risk. They do not expose the Group to any unusual scheme-specific or Group-specific risks.

	2015 £’000	2014 £’000
Synergy Healthcare plc Retirement Benefits Scheme, UK	3,917	2,450
Shiloh Group Pension Scheme, UK	4,451	2,622
Vernon Carus Limited Pension and Assurance Scheme, UK	9,200	8,478
Isotron B.V. Pension and Assurance Scheme, the Netherlands	673	1,813
Synergy Health Radeberg, Germany	536	510
Synergy Health Alleshausen, Germany	240	227
Synergy Health Daniken, Switzerland	1,298	782

	20,315	16,882

Disclosures relating to UK schemes

The Group sponsors the schemes which are funded defined benefit arrangements. Each is a separate trustee administered fund holding the pension scheme assets to meet long-term pension liabilities for past and present employees as at 31 March 2012. The level of retirement benefit is principally based on the final pensionable salary prior to leaving active service, and is linked to changes in inflation up to retirement. The schemes are subject to the funding legislation outlined in the Pensions Act 2004 which came into force on 30 December 2005. This, together with documents issued by the Pensions Regulator, and Guidance Notes adopted by the Financial Reporting Council, set out the framework for funding defined benefit occupational pension schemes in the UK. The trustees of the schemes are required to act in the best interest of the schemes’ beneficiaries. The appointment of the trustees is determined by the schemes’ trust documentation.

A full actuarial valuation of each scheme was carried out as at 31 March 2012 in accordance with the scheme funding requirements of the Pensions Act 2004 and the funding of the schemes is agreed between the Group and the trustees in line with those requirements. These in particular require the surplus/deficit to be calculated using prudent, as opposed to best estimate, actuarial assumptions. For the purposes of IAS 19 the actuarial valuations as at 31 March 2012, which were carried out by a qualified independent actuary, have been updated on an approximate basis to 29 March 2015. There have been no changes in the valuation methodology adopted for this period’s disclosures compared with the previous period’s disclosures.

The present value of scheme liabilities is measured by discounting the best estimate of future cash flows to be paid out by the scheme using the projected unit credit method. The value calculated in this way is reflected in the net liability in the balance sheet as shown above. The projected unit credit method is an accrued benefits valuation method in which allowance is made for projected earnings increases. The accumulated benefit obligation is an alternative actuarial measure of the scheme liabilities, whose calculation differs from that under the projected unit credit method in that it includes no assumption for future earnings increases. In assessing this figure for the purpose of these disclosures, allowance has been made for future statutory revaluation of benefits up to retirement.

26 Retirement benefit schemes continued

A further measure of the scheme liabilities is the solvency basis, often taken as an estimate of the cost of buying out the benefits at the balance sheet date with a suitable insurer. This amount represents the amount that would be required to settle the scheme liabilities rather than the Company continuing to fund the ongoing liabilities of the scheme. All actuarial gains and losses will be recognised in the year in which they occur in other comprehensive income.

The Company has reviewed the implications of the guidance provided by IFRIC 14 and has concluded that it is not necessary to make any adjustments to the IAS 19 figures in respect of an asset ceiling or Minimum Funding Requirement as at 29 March 2015.

Allowance has been made for a pension increase exchange being introduced as an option at retirement in the scheme during the year. The corresponding impact has been recognised as a curtailment gain in the income statement.

UK scheme-specific disclosures

Synergy Health plc Retirement Benefits Scheme: The scheme is a defined benefit (final salary) funded pension scheme. Participation in this scheme is only offered to employees transferring their employment from NHS Trusts. The latest actuarial valuation showed a deficit of £2,348,000. The Group has agreed with the trustees that it will aim to eliminate the deficit over a period of 6 years and 9 months from 1 April 2013 by the payment of annual contributions of £348,000 payable quarterly, in respect of the deficit increasing by 3% each year. In addition and in accordance with the actuarial valuation, the Group has agreed with the trustees that it will pay 24.2% of pensionable earnings in respect of the cost of accruing benefits and will meet expenses of the plan and levies to the Pension Protection Fund. The estimated value of liabilities at the date of the last full actuarial valuation prepared for the trustees of the pension scheme as at 31 March 2012 was £14,862,000 compared with assets at the same date of £5,828,000.

26 Retirement benefit schemes continued

UK scheme-specific disclosures continued

Shiloh Group Pension Scheme: The scheme is a defined benefit (final salary) funded pension scheme, which is closed to new members and which ceased accrual of benefits on 31 March 2011. The Group currently pays deficit reduction contributions of £478,000 per annum. The latest actuarial valuation showed a deficit of £3,957,000. The Group has agreed with the trustees that it will aim to eliminate the deficit over a period of 6 years and 9 months from 1 April 2013 by the payment of annual contributions of £478,000 payable quarterly in respect of the deficit, increasing by 3% per year. In addition and in accordance with the actuarial valuation, the Group has agreed with the trustees that it will meet expenses of the scheme and levies to the Pension Protection Fund. The estimated value of liabilities at the date of the last full actuarial valuation prepared for the trustees of the pension scheme as at 31 March 2012 was £23,554,000 compared with assets at the same date of £10,580,000.

Vernon-Carus Limited Pension and Assurance Scheme: The scheme is a defined benefit (final salary) funded pension scheme, which is closed to new members and which ceased accrual of benefits on 31 March 2011. The Group currently pays deficit reduction contributions of £1,574,000 per annum. This actuarial valuation showed a deficit of £12,855,000. The Group has agreed with the trustees that it will aim to eliminate the deficit over a period of 6 years and 9 months from 1 April 2013 by the payment of annual contributions of £1,574,000 payable quarterly in respect of the deficit, increasing by 3% each year. In addition and in accordance with the actuarial valuation, the Group has agreed with the trustees that it will pay expenses of the scheme and levies to the Pension Protection Fund. The estimated value of liabilities at the date of the last full actuarial valuation prepared for the trustees of the pension scheme as at 31 March 2012 was £60,964,000 compared with assets at the same date of £27,624,000.

The Netherlands scheme

In previous years, the Group has sponsored a funded defined benefit arrangement in the Netherlands. This was a separate fund holding the pension scheme assets to meet long term pension liabilities for past and present employees. From 1 January 2013 accrual ceased under the scheme. The scheme is not subject to the UK legislation related to valuation of occupational pension schemes.

For the purposes of IAS 19 the actuarial valuation as at 30 March 2014, has been updated to 29 March 2015. There have been no changes in the valuation methodology adopted for this period’s disclosures compared with the previous period’s disclosures. The present value of plan liabilities is measured by discounting the best estimate of future cash flows to be paid out by the scheme using the defined accrued benefit method. The value calculated in this way is reflected in the net liability in the balance sheet as shown above. All actuarial gains and losses will be recognised in the year in which they occur in other comprehensive income. The Company has reviewed the implications of the guidance provided by IFRIC 14 and has concluded that it is not necessary to make any adjustments to the IAS 19 figures in respect of an asset ceiling or Minimum Funding Requirement as at 29 March 2015.

Other schemes

Synergy Radeberg and Synergy Alleshausen Schemes: These schemes are defined benefit funded pension schemes, closed to new entrants. A full actuarial valuation of the scheme was carried out at 29 March 2015 by a qualified independent actuary, independent of the scheme’s sponsoring employer.

Synergy Daniken (previously ‘LSH’) Scheme: The scheme is a defined benefit funded pension scheme. A full actuarial valuation of the scheme was carried out at 29 March 2015 by a qualified independent actuary, independent of the scheme’s sponsoring employer.

Bioster S.p.A: Our Italian business has an obligation under Italian ‘Trattamento di Fine Rapporto’ (‘TFR’) rules to pay deferred salary to staff when their employment ends. This obligation applies only to staff employed before 2007. The Group recognised £460,000 within non-current liabilities for this post-employment benefit.

26 Retirement benefit schemes continued

Lips Textielservice: Our Dutch linen business participates in a multi-employer industry-wide defined benefit scheme (the ‘Textile Industry Pension Fund’). Participation in this pension plan is mandatory. The pension scheme is an average pay scheme with a conditional fee (indexation). Indexation of the assets and liabilities granted under the pension scheme takes place only if and insofar as the resources of the fund allow for it and this decision is taken by the pension fund. The pension entitlements under the pension plan are fully reinsured.

The pension scheme is classified as a defined benefit agreement. The main agreements included in the pension plan are as follows:

+	Pensionable salary is limited to a maximum, which is adjusted annually based on developments of the applicable legislation (Pension Law);

+	The premium payable shall, in consultation with the administration of the fund and Collective Labour agreement parties, be set no lower than a cost-effective premium;

+	In adopting higher than the cost-effective contribution, the fund may utilise the surplus for additional buffering under a recovery plan, or additional funding for future indexation, or for other purposes as described in the actuarial and business report of the fund;

+	The fund may only apply discounts to the cost-effective premium if the pension obligations comply with the requirements of the Pension Law;

+	In the event of a reserve deficit, the fund may, under specific circumstances, decide to reduce the pension entitlements and rights.

It is not possible to identify the share of the underlying assets, liabilities, and overall surplus/deficit of the scheme attributable to the business, because the scheme is industry-wide. Under the specific exemptions within IAS 19, the scheme is therefore treated as a defined contribution scheme within the Group financial statements. The total cost charged to the income statement in respect of this scheme was £1,934,000 (2014: £2,044,000).

26 Retirement benefit schemes continued

IAS 19 disclosures

The disclosures below relate to post-retirement benefit plans in the UK, the Netherlands, and other countries which are accounted for as defined benefit plans in accordance with IAS 19. The valuations used for the IAS 19 disclosures are based on the most recent actuarial valuation undertaken by independent qualified actuaries as updated to take account of the requirements of IAS 19 to assess the deficits of the plans each year.

Present values of defined benefit obligations, fair value of assets and deficit:

	2015 £’000	2014 £’000
Fair value of scheme assets	70,515	59,769
Present value of defined benefit obligations	(90,830)	(76,651)

Deficit in scheme	(20,315)	(16,882)

Liability recognised in the balance sheet	(20,315)	(16,882)

Reconciliation of opening and closing balances of the fair value of plan assets:

	2015 £’000	2014 £’000
Fair value of plan assets at start of period	59,769	57,810
Interest income on assets	2,557	2,468
Actuarial gain/(loss)	7,108	(1,359)
Contributions from sponsoring companies	3,578	3,245
Contributions from plan participants	1,062	394
Benefits paid	(2,998)	(2,633)
Reclassified from other liabilities	—	36
Exchange adjustments	(561)	(192)

Fair value of plan assets at end of period	70,515	59,769

The actual return on pension scheme assets over the period ending 29 March 2015 was £9,666,000 (2014: £1,109,000). The best estimate of contributions to be paid by the Group to defined benefit schemes for the period ending 29 March 2015 is £3,739,000.

Reconciliation of opening and closing balances of the present value of the defined benefit obligations:

	2015 £’000	2014 £’000
Defined benefit obligations at start of period	(76,651)	(73,763)
Current service cost	(1,140)	(1,087)
Interest cost	(3,146)	(3,052)
Contributions from plan participants	(1,062)	(394)
Actuarial losses	(13,599)	(1,707)
Benefits paid	2,998	2,633
Gains on settlements and curtailments	932	716
Reclassified from other liabilities	—	(263)
Exchange adjustments	838	266

Defined benefit obligations at end of period	(90,830)	(76,651)

26 Retirement benefit schemes continued

IAS 19 disclosures continued

Total expense recognised in the consolidated income statement:

	2015 £’000	2014 £’000
Current service cost	1,140	1,087
Net interest on pension scheme liabilities	589	584
Gains on settlements and curtailments	(932)	(716)

Net charge to income statement	797	955

Total amount recognised in the consolidated statement of comprehensive income:

	2015 £’000	2014 £’000
Gain/(loss) on plan assets (excluding amounts included in net interest cost)	7,108	(1,359)
Experience gain arising on defined benefit obligations	353	154
Effects of changes in the demographic assumptions underlying defined benefit obligations	(13,952)	(1,861)
Effects of changes in the financial assumptions underlying defined benefit obligations	—	—

Total amount recognised in consolidated statement of comprehensive income	(6,491)	(3,066)

Analysis of the scheme assets:

	2015 £’000	2014 £’000
Equities	9,573	19
Diversified growth	35,226	31,443
Bonds	14,819	21,678
Other assets	10,181	6,298
Cash	716	331

Total market value of assets	70,515	59,769

The assets of these schemes are administered by trustees in funds independent from those of the Group. The scheme assets do not include investments issued by the Group nor any properties occupied by the Group. The overall expected rate of return on the scheme assets has been based on the average expected return for each asset class, weighted by the amount of assets in each class. All assets have a quoted market price in an active market with the exception of the cash and other assets.

Key weighted average assumptions used by the actuary and the Directors for the significant pension schemes:

	2015%	2014%
Rate of increase in salaries	2.5	2.2
Inflation	2.0	3.1
Discount rate for liabilities	3.2	4.2

The plan typically exposes the Group to actuarial risks such as investment risk, interest rate risk, salary growth risk, mortality risk and longevity risk. A decrease in corporate bond yields, a rise in inflation or an increase in life expectancy would result in an increase to scheme liabilities. This would detrimentally impact the balance sheet position and may give rise to increased charges in future P&L accounts. This effect would be partially offset by an increase in the value of the plan’s bond holdings. Additionally, caps on inflationary increases are in place to protect the plan against extreme inflation.

27 Related party transactions

Transactions between the Company and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this note. A number of the Group’s subsidiaries have minority shareholders, and where the Group has transactions in the year, or outstanding balances receivable or payable with these parties, these are classified as related party transactions and shown in the table below.

	2015 Revenue in the period £’000	2015 Receivable/ (payable) £’000	2014 Revenue in the period £’000	2014 Receivable/ (payable) £’000
Minority shareholder, Synergy Health Allershausen GmbH	351	(386)	309	(428)
Minority shareholder, Chengdu Synergy Health Laoken Sterilisation Co. Ltd	—	387	—	—
Minority shareholder, SATYAtek SA	—	(193)	—	—

Remuneration of key management personnel

The remuneration of key personnel (including Directors) of Synergy Health Limited was:

	2015 £’000	2014 £’000	2013 £’000
Short-term benefits	3,156	2,943	3,180
Post-employment benefits	173	148	190
Share-based payments	1,356	2,523	54

	4,685	5,614	3,424

Key personnel (including Directors) comprise the Executive and Non-Executive Directors, and four senior executives (2014: three, 2013: five). The four senior executives comprise two executives directly responsible for two of the Group’s operating regions, plus the Group HR Director and the Group Company Secretary.

28 Contingent liabilities

Synergy has contracted with advisors to obtain financial advice in connection with the proposed combination with STERIS. Transaction fees up to a maximum of £7.6 million could be payable, contingent upon certain performance milestones. At the balance sheet date, these criteria have yet to be met. In preparing these accounts, the Directors have given due consideration to the likelihood of these performance criteria being met.

29 Post balance sheet event

Following the FTC withdrawing their objections to the proposed combination with STERIS Corporation, the Group was acquired on 2 November 2015. Contingent fees and costs of £18 million which were previously not accounted for in the year ended 29 March 2015 have been recognised in the period ended 27 September 2015.